Exhibit 99.1

FOR INVESTORS:                                       News Release
Roni Imbeaux
Vice President, Finance and Investor Relations
Cousins Properties
404-407-1104
rimbeaux@cousins.com

FOR MEDIA:
Brian Brodrick
Jackson Spalding
404-983-4384
bbrodrick@jacksonspalding.com

Cousins Properties Announces Leadership Transition Plan

COLIN CONNOLLY NAMED CHIEF EXECUTIVE OFFICER
EFFECTIVE JANUARY 1, 2019; LARRY GELLERSTEDT TO BE EXECUTIVE CHAIRMAN

ATLANTA, GA (SEPT. 18, 2018) - Cousins Properties Incorporated (NYSE: CUZ) announced today that its Board of Directors has named Colin Connolly Chief Executive Officer of the Company, effective January 1, 2019. Larry Gellerstedt, the Company’s current Chairman and Chief Executive Officer, will transition to Executive Chairman.

“Colin’s promotion is part of a deliberate and planned succession effort that will allow Cousins Properties to benefit from his ideas, energy and strategic leadership skills, while continuing its evolution into a larger, highly focused company,” said Mr. Gellerstedt. “We have a rock-solid team that has worked closely together for more than seven years and has grown this company to more than $5 billion in total market capitalization.”

“Colin has been integral in the execution of our strategy, and he understands our legacy in the communities we serve. I have never been more confident about the prospects for the Company and the Board and I believe Colin is uniquely qualified to lead Cousins Properties into the future.”

Mr. Connolly, 42, joined Cousins Properties in 2011 as Senior Vice President focused on acquisitions and dispositions. He became Senior Vice President and Chief Investment Officer in May 2013, Executive Vice President and Chief Investment Officer in December 2015 and Executive Vice President and Chief Operating Officer in July 2016. Last July, Mr. Connolly was named President of the Company, a title he will retain in addition to his role as Chief Executive Officer.

Mr. Connolly attended Washington & Lee University, earning a Bachelor of Science in business administration and accounting. He later earned a Master of Business Administration at The University of Virginia’s Darden School of Business.

“Growing up in Atlanta, I have a deep appreciation for Cousins Properties and its importance to this community,” said Mr. Connolly. “The opportunity to work side by side with Larry and our outstanding team for more than seven years has been tremendous, and I have total confidence that our top-quality Sun Belt portfolio and strong balance sheet leave us well positioned to maintain our standing as one of the top urban real estate investment trusts in the marketplace.”

Mr. Gellerstedt, 62, was named Chief Executive Officer of Cousins in 2009, and his role as Executive Chairman will focus on strategy, key client relationships, board governance and civic engagement.

“We’re thankful that Larry has agreed to continue as our Executive Chairman to guide strategy and to do what he has done so well for nearly a decade: ensure that Cousins sets the standard for commercial property ownership, management and development in our key markets,” said Taylor Glover, the Company’s Lead Independent Director. “This announcement is a key milestone in our succession planning effort, and the Board has complete confidence in Colin and his team.”

About Cousins Properties

Cousins Properties is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA and acting through its operating partnership, Cousins Properties LP, primarily invests in Class A office towers located in high-growth Sun Belt markets. Founded in 1958, Cousins creates shareholder value through its extensive expertise in the development, acquisition, leasing and management of high-quality real estate assets. The Company has a comprehensive strategy in place based on a simple platform, trophy assets and opportunistic investments. For more information, please visit www.cousins.com.